Exhibit (a)(1)(A)

REGULUS THERAPEUTICS INC.

10614 SCIENCE CENTER DRIVE

SAN DIEGO, CALIFORNIA 92121

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR

NEW RESTRICTED STOCK UNITS

REGULUS THERAPEUTICS INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR

NEW RESTRICTED STOCK UNITS

This offer and withdrawal rights will expire at 5:00 p.m., U.S. Pacific Time,

on Sunday, November 11, 2018, unless extended

(or at any time after 11:59 p.m. U.S. Pacific time on Tuesday, December 11, 2018 if tendered securities have not yet been accepted).

By this Offer to Exchange Eligible Options for restricted stock units (as the context requires, this document and the actions taken hereby, the “Exchange Offer” or the “Offer”), Regulus Therapeutics Inc., which we refer to in this document as “we,” “us,” “Regulus,” or the “Company”) is giving each Eligible Holder (as defined below) the opportunity to exchange an Eligible Option (defined below) for a New RSU (as defined below) as discussed below and in the attached disclosure document for the Exchange Offer beginning on page 19 (the “Offering Memorandum”).

The “Expiration Time” of the Offer is 5:00 p.m. U.S. Pacific Time on Sunday, November 11, 2018. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, either you are employed by Regulus (each, an “Employee”) or you are a non-employee member (each, a “Non-Employee Director”) of the board of directors of Regulus (the “Board”) and have not been notified by us that your employment or service relationship with us is being terminated; and

•

you continue to be an Employee or serve as a Non-Employee Director and have not submitted a notice of resignation or received a notice of termination, as of the first business day following the Expiration Time.

An “Eligible Option” is an outstanding option, that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.56 (and an exercise price greater than the closing price of our common stock on the last business day before the Expiration Time) and

•	was granted under our 2009 Equity Incentive Plan, 2012 Equity Incentive Plan or 2015 Inducement Plan (each, an “Equity Plan”).

See the Offering Memorandum below for additional information regarding the terms of the Offering, including without limitation the information in Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 2 (“Purpose of The Exchange Offer; Additional Considerations”).

Terms of New RSUs. If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise or purchase price. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of your New RSUs will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The applicable exchange ratios are further discussed below.

•	Each New RSU will be granted under our 2012 Equity Incentive Plan (the “2012 Plan”).

•

The vesting schedule of each New RSU will be different for Employees and Non-Employee Directors. In any case, you must remain in the service of Regulus continuously from the grant date through each vesting date to vest in the New RSU on that date. In the event that your service with Regulus terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

•

If you are an Employee, the New RSU will only be eligible to vest if the Board or compensation committee of the Board (the “Committee”) certifies, in its sole discretion, that any one of three performance goals are attained within two (2) years following the grant date of the New RSU. If the Board or Committee certifies that we have met one of the performance goals, 50% of the New RSU will vest on such certification date and 50% of the New RSU will vest in equal three-month installments over the 24-month period following the certification date, provided you remain in the service of Regulus continuously from the grant date through each vesting date. The three performance goals are:

1.

The completion of a strategic transaction or financing that the Board, in its sole discretion, determines is reasonably expected to provide adequate cash runway for achievement of the Company’s strategic objectives;

2.

the Company advances its pipeline by either entering into an agency agreement to resume Phase I clinical trials for its RGLS4326 product candidate for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) or patient enrollment of a Phase II clinical trial for RG-012 for the treatment of Alport syndrome resumes; or

3.

the Company submits an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (“FDA”) for a new program (e.g., a program targeting the hepatitis B virus (“HBV”) or hepatitis C virus “HCV”)) and the IND becomes effective.

•

If you are a Non-Employee Director, the New RSU will vest in equal three-month installments over the twelve-month period following the grant date of your New RSU, provided you remain in the service of Regulus continuously from the grant date through each vesting date.

Exchange Ratio. The number of shares subject to Eligible Options that an Eligible Holder must surrender in order to receive a New RSU to be issued one share is referred to as an “exchange ratio”.

•

The exchange ratios will be calculated to approximate a “value-for-value” exchange, meaning that they will be determined in a manner intended to result in the grant of a New RSU with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options the New RSU replaces, calculated based as of the last business day prior to the Expiration Time.

•

The exchange ratio for each Eligible Option cannot be calculated as of the date of this Offer because the ratios will be based in part on the future value of our common stock during and at the end of the Exchange Offer. The exchange ratios are structured so that in no event would the number of New RSUs received by any Eligible Holder’s exceed the number of shares underlying the Eligible Options exchanged for the New RSUs.

•

After 1:00 p.m. (and no later than 5:00 pm), U.S. Pacific Time, on the last business day prior to the Expiration Time, we will distribute by e-mail to all Eligible Holders the exact exchange ratios to be used in the Exchange Offer with respect to each of their Eligible Options. For illustrative exchange ratios, see the questions and answers below and Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”).

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”), Section 7 (“Price Range of Our Common Stock”) and Section 8 (“Information Concerning Us; Financial Information”) of the Offering Memorandum for additional information.

Process to Participate. The commencement date of the Exchange offer is scheduled for Monday, October 15, 2018. Participation in the Exchange Offer is voluntary. If you have received multiple option grants from Regulus that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender for exchange as few or as many of your Eligible Option grants as you wish, however you must tender all of the shares underlying an Eligible Option; you may not tender only a portion of an Eligible Option.

•

Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled and your New RSU will be granted with the terms described above effective as of the close of trading on the first business day following the Expiration Time.

•

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 5:00 p.m. U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended), by one of the following two means:

○	By Hand (during normal business hours on business days)

To: Daniel Chevallard, Chief Financial Officer

○	By Email (By PDF or similar imaged document file) (at any time prior to the Expiration Time)

To: Daniel Chevallard, Chief Financial Officer at

TenderOffer@regulusrx.com

You are responsible for making sure that the Election Form is delivered properly as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

See “Risk Factors” beginning on page 16 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New RSUs.

Shares of our common stock are quoted on The Nasdaq Global Market (“Nasdaq”) under the symbol “RGLS.” On Friday, October 12, 2018, the closing price of our common stock as reported on Nasdaq was $1.95 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, or other documents relating to the Exchange Offer) to Daniel Chevallard, Chief Financial Officer at TenderOffer@regulusrx.com.

IMPORTANT

We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum.

The statements in this document concerning the Eligible Options, the 2012 Plan and the New RSUs are summaries of the material terms but are not complete descriptions thereof. The full text of these documents has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and we strongly encourage you to review such documents. See Section 15 of the Offering Memorandum, entitled (“Additional Information”) for more information regarding the Schedule TO.

v

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”) of the Exchange Offer. Neither we nor the Board (or the Committee) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New RSUs and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q18.	What if I am on an authorized leave of absence during the Exchange Offer?	11

Q19.	What happens if my employment or service with Regulus terminates prior to the Expiration Time?	12

Q20.	Will I owe taxes if I participate in the Exchange Offer?	12

Q21.	Will I owe taxes if I do not participate in the Exchange Offer?	12

Q22.	What will happen to my Eligible Options if I participate in the Exchange Offer?	13

Q23.	Is it possible for my New RSUs to become underwater?	13

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	13

Q25.	How long do I have to decide whether to participate in the Exchange Offer?	13

Q26.	How do I tender my Eligible Options for exchange?	14

Q27.	When and how can I withdraw previously tendered Eligible Options?	14

Q28.	How will I know whether you have received my Election Form or my Notice of Withdrawal?	15

Q29.	What will happen if I do not return my Election Form by the deadline?	15

Q30.	What if I have any questions regarding the Exchange Offer?	15

Q1.    Why is Regulus making the Exchange Offer?

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways: by aligning the interests of our employees and our Non-Employee Directors, with those of our stockholders; by motivating performance toward our long term success; and by encouraging our executives, employees and Non-Employee Directors who have received equity award grants to continue their employment or service with us.

During the past several fiscal years, our stock price has declined. As of the date of this Exchange Offer, 100% of our outstanding stock options are “underwater,” meaning the exercise price of each of those options is greater than our current stock price, with exercise prices ranging from $4.56 to over $200 per share; a significant portion of these options have been “underwater” for more than two years. Specifically, all stock options granted between February 2012 and October 2016 have been “underwater” in their entirety for more than two years. This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of certain of our outstanding equity awards to retain and motivate employees and Non-Employee Directors, and re-establish a personal stake in the long term financial success of Regulus, thereby aligning their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), our employees will be properly motivated to align their interests with those of the stockholders, and be rewarded for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Regulus be able to retain and motivate employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

Further, the New RSUs that Employees will receive in the Exchange Offer can be earned only if performance goals key to our Company’s future success are achieved (in addition to continued service), thereby further incentivizing our Employees to work towards the achievement of these goals and to drive increases in our long-term value for stockholders.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2.    Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, you are either an Employee or a Non-Employee Director and have not been notified by us that your employment or service relationship with Regulus is being terminated;

•

you continue to be an Employee or serve as a Non-Employee Director as of the first business day following the Expiration Time, and have not submitted a notice of resignation or received a notice of termination, on or prior to such date.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3.    Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender for exchange outstanding Eligible Options.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	was granted under one of our Equity Plans; and

•

has an exercise price equal to or greater than $4.56. However, a stock option will not be an Eligible Option (and any election to exchange such stock option will be disregarded) if the exercise price per share of the stock option is equal to or less than the closing price of our common stock on the last business day prior to the Expiration Time. For example, if the closing price of our common stock on the last business day prior to the Expiration Time is $5.00, options with exercise prices equal to or less than $5.00 would not be Eligible Options.

Q4.    How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs

What they are	The right to purchase a fixed number of shares of Regulus common stock at a fixed exercise price for a fixed period of time.	The right to receive shares of Regulus common stock in the future at no exercise or purchase price.

How they work	Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising means you buy the stock at the exercise price set on the date of grant.	Once an RSU vests, a share of Regulus common stock is issued to you and at no cost to you, other than withholding taxes (for employees) associated with the RSU. The value you receive for an RSU upon issuance of the common stock will be based on the then-current Regulus stock

If the price of our common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after payment of applicable taxes).

However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

price. Once our stock is issued to following the vesting of the RSU, you can either keep it as an investment or sell it.

Q5.    Will the terms and conditions of my New RSUs be the same as my exchanged options?

No. The terms and conditions of your New RSUs, including the vesting schedule of your New RSUs, will be different from the exchanged options. The tax treatment of the New RSUs will differ significantly from the tax treatment of your exchanged options. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information. In addition, the vesting terms of your New RSUs will differ depending on whether you are an Employee or a Non-Employee Director. New RSUs will be granted under the 2012 Plan and will be subject to a restricted stock unit grant notice and agreement provided to you, a form of which is filed with the SEC as an exhibit to the Schedule TO.

Q6.    How many New RSUs will I receive for the Eligible Options I exchange?

The number of shares issuable to you under your New RSUs will be determined using an exchange ratio. The exchange ratios represent the number of New RSUs you will receive in exchange for each Eligible Option that you surrender, and vary based on the fair value of the Eligible Options that you elect to exchange and our closing stock price on the last business day prior to the Expiration Time. The exchange ratios will be calculated to approximate a “value-for-value” exchange, meaning that they will be determined in a manner intended to result in the grant of a New RSU with a fair value that is approximately the same as the fair value of the Eligible Options the New RSU replaces, calculated as of the last business day prior to the Expiration Time. However, if the “value for value” exchange would result in you receiving more than one New RSU for each share underlying the Eligible Option you exchange for such New RSU, you will only receive one New RSU for each share underlying such Eligible Option you exchange for the New RSU. Such a fair value exchange is intended to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New RSUs. New RSUs to be issued fractional shares will not be granted and cash will not be paid for any fractional shares. New RSUs calculated according to the exchange ratios that result in fractional shares will be rounded to the nearest whole share of our common stock.

The exchange ratio for each Eligible Option cannot be calculated as of the date of this Offer because the ratios will be based in part on the future value of our common stock during and at the end of the Exchange Offer. The exchange ratio for each Eligible Option will be determined using the Black-Scholes option pricing model and will be based on, among other things, the fair market value of a share of our common stock, the volatility of our common stock, U.S. treasury rates, the exercise prices of the Eligible Options, the remaining terms of the Eligible Options and the term of the New RSUs. For purposes of determining the fair value of Eligible Options, the fair market value of a share of our common stock will be determined based on the trailing 20-Day volume weighted average price, or “20-day VWAP”. The 20-Day VWAP means the simple arithmetic average of the Daily VWAPs (as defined below) over the 20 consecutive trading days beginning on October 15, 2018 and ending on the last business day prior to the Expiration Time. The “Daily VWAP” means, for any trading day, the per share volume-weighted average price of our common stock on Nasdaq, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RGLS <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of Nasdaq on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.

For purposes of determining the fair value of the New RSUs, the fair market value of a share of our common stock will be determined based on the closing trading price of a share of our common stock on Nasdaq on the last business day prior to the Expiration Time (the “Closing Price”). In no event will you be eligible to receive more New RSUs than the number of shares underlying your Eligible Options (i.e., in no event will the exchange ratio be greater than 100%).

Because the methodology used to calculate the final exchange ratio will include the future volume-weighted trading prices of our common stock, the Black-Scholes value of the Eligible Options and New RSUs, as well as the exact exchange ratios, will not be known until shortly after 1:00 p.m., Pacific Time, on the last business day prior to the Expiration Time (expected to be Friday, November 9, 2018). After 1:00 p.m. (and no later than 5:00 pm), Pacific Time, on the last business day prior to the Expiration Time, we will distribute by e-mail to all Eligible Holders the exact exchange ratios to be used in the Exchange Offer with respect to each of their Eligible Options. The exchange ratios separately apply to each Eligible Option based primarily upon its original exercise price, its remaining estimated life, and corresponding estimate for volatility. This means that if you hold various Eligible Options with different grant dates and exercise prices, they will each be subject to different exchange ratios.

For illustrative purposes only, below is a table setting forth hypothetical exchange ratios that would be used in the Exchange Offer assuming various 20-Day VWAPs and Closing Prices. For example, if you hold an Eligible Option to purchase 1,000 shares at an exercise price of $8.76 per share, and the 20-Day VWAP is $3.00 and the Closing Price is $3.00, the exchange ratio would be 59.34%, which means you would receive .5934 New RSUs for every one share underlying an Eligible Option; accordingly, your 1,000 Eligible Options would be exchanged for 593 New RSUs (i.e., 1,000 x 59.34%).

Hypothetical Exchange Ratios for Eligible Options

	$1.00 20-Day VWAP			$3.00 20-Day VWAP			$5.00 20-Day VWAP
Eligible Option Exercise Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price
$4.56	6.09%	2.03%	1.22%	81.37%	27.12%	16.27%	100.00%	70.21%	42.13%
$7.67	43.57%	14.52%	8.71%	100.00%	61.43%	36.86%	100.00%	100.00%	69.00%
$7.92	43.05%	14.35%	8.61%	100.00%	60.93%	36.56%	100.00%	100.00%	68.54%
$8.46	41.98%	13.99%	8.40%	100.00%	59.89%	35.93%	100.00%	100.00%	67.59%
$8.52	41.87%	13.96%	8.37%	100.00%	59.78%	35.87%	100.00%	100.00%	67.49%
$8.66	41.60%	13.87%	8.32%	100.00%	59.51%	35.71%	100.00%	100.00%	67.25%
$8.76	41.42%	13.81%	8.28%	100.00%	59.34%	35.60%	100.00%	100.00%	67.08%
$10.56	38.43%	12.81%	7.69%	100.00%	56.35%	33.81%	100.00%	100.00%	64.30%
$10.68	38.25%	12.75%	7.65%	100.00%	56.17%	33.70%	100.00%	100.00%	64.13%
$12.24	36.11%	12.04%	7.22%	100.00%	53.96%	32.37%	100.00%	100.00%	62.04%
$12.60	35.66%	11.89%	7.13%	100.00%	53.49%	32.09%	100.00%	100.00%	61.59%
$14.04	34.00%	11.33%	6.80%	100.00%	51.72%	31.03%	100.00%	99.83%	59.90%
$14.40	33.61%	11.20%	6.72%	100.00%	51.30%	30.78%	100.00%	99.16%	59.50%
$14.88	33.12%	11.04%	6.62%	100.00%	50.76%	30.46%	100.00%	98.30%	58.98%
$16.56	31.52%	10.51%	6.30%	100.00%	49.01%	29.40%	100.00%	95.45%	57.27%
$17.40	30.79%	10.26%	6.16%	100.00%	48.20%	28.92%	100.00%	94.13%	56.48%
$19.80	28.92%	9.64%	5.78%	100.00%	46.08%	27.65%	100.00%	90.64%	54.39%
$20.40	28.49%	9.50%	5.70%	100.00%	45.59%	27.35%	100.00%	89.84%	53.90%
$20.88	28.16%	9.39%	5.63%	100.00%	45.21%	27.12%	100.00%	89.20%	53.52%
$27.60	8.73%	2.91%	1.75%	65.08%	21.69%	13.02%	100.00%	50.25%	30.15%
$31.92	14.83%	4.94%	2.97%	88.59%	29.53%	17.72%	100.00%	63.26%	37.95%
$39.60	19.88%	6.63%	3.98%	100.00%	34.98%	20.99%	100.00%	71.75%	43.05%
$42.24	19.13%	6.38%	3.83%	100.00%	33.99%	20.40%	100.00%	70.01%	42.00%
$53.28	10.01%	3.34%	2.00%	65.96%	21.99%	13.19%	100.00%	49.12%	29.47%
$56.76	12.52%	4.17%	2.50%	75.87%	25.29%	15.17%	100.00%	54.78%	32.87%
$57.36	9.42%	3.14%	1.88%	62.99%	21.00%	12.60%	100.00%	47.20%	28.32%
$57.72	9.37%	3.12%	1.87%	62.74%	20.91%	12.55%	100.00%	47.04%	28.22%
$66.36	14.38%	4.79%	2.88%	82.17%	27.39%	16.43%	100.00%	58.10%	34.86%
$69.24	13.98%	4.66%	2.80%	80.40%	26.80%	16.08%	100.00%	57.01%	34.21%
$73.56	10.31%	3.44%	2.06%	65.40%	21.80%	13.08%	100.00%	48.16%	28.90%
$74.40	13.31%	4.44%	2.66%	77.46%	25.82%	15.49%	100.00%	55.19%	33.12%
$74.64	13.29%	4.43%	2.66%	77.33%	25.78%	15.47%	100.00%	55.11%	33.07%
$78.60	12.82%	4.27%	2.56%	75.25%	25.08%	15.05%	100.00%	53.82%	32.29%
$78.84	12.80%	4.27%	2.56%	75.13%	25.04%	15.03%	100.00%	53.74%	32.25%
$92.04	8.64%	2.88%	1.73%	57.04%	19.01%	11.41%	100.00%	42.74%	25.65%
$93.24	11.37%	3.79%	2.27%	68.58%	22.86%	13.72%	100.00%	49.63%	29.78%
$102.84	10.59%	3.53%	2.12%	64.90%	21.63%	12.98%	100.00%	47.30%	28.38%
$105.36	10.41%	3.47%	2.08%	64.01%	21.34%	12.80%	100.00%	46.73%	28.04%
$111.84	7.35%	2.45%	1.47%	50.32%	16.77%	10.06%	100.00%	38.29%	22.98%
$114.12	7.23%	2.41%	1.45%	49.66%	16.55%	9.93%	100.00%	37.85%	22.71%
$118.08	9.56%	3.19%	1.91%	59.92%	19.97%	11.98%	100.00%	44.09%	26.45%
$120.24	9.43%	3.14%	1.89%	59.28%	19.76%	11.86%	100.00%	43.68%	26.21%
$121.20	6.87%	2.29%	1.37%	47.70%	15.90%	9.54%	100.00%	36.54%	21.92%
$128.40	8.97%	2.99%	1.79%	57.01%	19.00%	11.40%	100.00%	42.20%	25.32%
$213.12	5.97%	1.99%	1.19%	41.27%	13.76%	8.25%	95.12%	31.71%	19.02%

Q7.    Will my New RSUs have an exercise or purchase price?

Your New RSUs will not have an exercise or purchase price. Each New RSU will represent your right to receive a number of shares of our common stock upon vesting based on an exchange ratio. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

See Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8.    When will my New RSUs vest?

The vesting terms of your New RSUs will differ based on whether you are an Employee or a Non-Employee Director. However, in each case, as with any unvested equity award, you must remain in the service of Regulus continuously from the grant date through each vesting date to vest in the New RSU on that date. In the event your service with Regulus terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

If you are an Employee, the vesting schedule of each New RSU will be as follows:

•

The New RSU will only be eligible to vest if the Board or Committee certifies, in its sole discretion, that any one of the following three performance goals has been attained within two (2) years following the grant date of the New RSU:

1.

the completion of a strategic transaction or financing that the Board, in its sole discretion, determines is reasonably expected to provide adequate cash runway for achievement of the Company’s strategic objectives;

2.

the Company advances its pipeline by either entering into an agency agreement to resume Phase I clinical trials for its RGLS4326 product candidate for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) or patient enrollment of a Phase II clinical trial for RG-012 for the treatment of Alport syndrome resumes; or

3.

the Company submits an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (“FDA”) for a new program (e.g., a program targeting the hepatitis B virus (“HBV”) or hepatitis C virus “HCV”)) and the IND becomes effective.

•

Upon the Board or Committee certifying the achievement of any of the three performance goals, the New RSU will vest as follows, subject to you remaining continuously in the service of Regulus from the grant date through the applicable vesting date:

•	50% of the New RSU will vest on the date the Board or Committee certifies that the performance goal has been attained (the “Certification Date”);

•	the remaining 50% of the New RSU will vest in equal three-month installments over the 24-month period following the Certification Date.

If you are a Non-Employee Director, your New RSU will vest in equal three-month installments over the twelve-month period following the grant date of your New RSU, provided you remain in the service of Regulus continuously from the grant date through each vesting date.

Q9.    Do I need to exercise my New RSUs in order to receive shares?

No. Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your New RSUs vest in accordance with the vesting schedule described above and set forth in the applicable RSU agreement, you will automatically receive the shares subject to the New RSUs. Generally, shares subject to New RSUs that do not vest will be forfeited to Regulus, as determined in accordance with the 2012 Plan.

Q10.    If I participate in the Exchange Offer, when will my New RSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New RSUs for your Eligible Options as to which you properly made a valid election (and did not validly revoke that election), effective as of the first business day following the Expiration Time (such date, the “New RSU Grant Date”), which is currently expected to be Monday, November 12, 2018).

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q11.    What happens to my New RSUs if I terminate my employment or service with Regulus?

Vesting of your New RSUs will cease upon termination of your service with Regulus. Any unvested portion of your New RSUs will be forfeited and the shares will return to the 2012 Plan.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Regulus. The terms of your employment or service with Regulus remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment or service until the expiration of the Exchange Offer and/or the New RSU Grant Date or thereafter during the vesting period of the New RSUs. In addition, we cannot provide any assurance that your employment or service with Regulus will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.

Q12.    Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding with their current terms.

Q13.    How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including without limitation the information in Section 2 ( “Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Us; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”), of the Offering Memorandum. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Regulus or any of our subsidiaries is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

In addition to reviewing the materials provided, please note the following:

1.

The number of shares issuable under your New RSUs will be determined based on an exchange ratio that will not be known until the last business day prior to the Expiration Time. You will likely receive fewer shares subject to your New RSUs than your Eligible Options.

2.

Options provide value upon exercise only if our common stock price increases after its grant date. RSUs provide value upon vesting even if our common stock price does not increase after its grant date. However, because the exchange ratios for the Exchange Offer are value-based, and will be less than or equal one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New RSUs received by you pursuant to the Exchange Offer.

3.

New RSUs granted in the Exchange Offer are subject to new vesting schedules, even if the Eligible Options you exchange were fully vested. Additionally, New RSUs for Employees are subject to performance-vesting conditions that may never occur. Therefore, it is possible that, if you are an Employee and even if you continue in service with Regulus, you may never receive shares in respect of your New RSUs.

4.

You should carefully consider the tax consequences of the New RSUs. In general, the New RSUs will be taxed when they vest and shares are issued to you. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for advice on these matters.

Please also review the “Risk Factors” that appear after this Section.

Q14.    How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of Monday, October 15, 2018. You can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Daniel Chevallard, Chief Financial Officer in person or at TenderOffier@regulusrx.com or by logging into your e*trade account at www.etrade.com.

Q15.    Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding unexercised Eligible Options. An option that has been fully exercised is no longer outstanding.

Q16.    Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be tendered for exchange in the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17.    Can I tender for exchange a portion of an Eligible Option?

No partial exchange will be permitted. If you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e. unexercised) portion of that Eligible Option. If you have more than one Eligible Option, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that are properly tendered. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q18.    What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be able to participate in the Exchange Offer. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q19.    What happens if my employment or service with Regulus terminates prior to the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your continued service with Regulus terminates for any reason on or prior to the first business day following the Expiration Time, or if you submit a notice of resignation or receive a notice of termination before such time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange and you will not be eligible for New RSUs. In that case, generally you may exercise your existing Eligible Options to the extent they are vested for a limited time after your termination date and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, director or other service provider of Regulus or any of our subsidiaries. The terms of your service with Regulus and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the first business day following the Expiration Time and/or the New RSU Grant Date or thereafter. In addition, we cannot provide any assurance that your employment or service with Regulus will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) of the Offering Memorandum for more information.

Q20.    Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of the Offer nor the grant of your New RSUs will be a taxable event for U.S. federal income tax purposes. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of RSUs.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering for exchange their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

Q21.    Will I owe taxes if I do not participate in the Exchange Offer?

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q22.    What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all of your Eligible Options tendered by you and accepted by us for exchange in the Exchange Offer.

Q23.    Is it possible for my New RSUs to become underwater?

No. Since New RSUs do not have an exercise or purchase price, New RSUs will never become underwater, but the value of the New RSUs may change with fluctuations in our stock price.

Q24.    What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as Incentive Stock Options (“ISOs”), (2) the Exchange Offer remains outstanding for more than 29 calendar days – that is, if we extend the Exchange Offer beyond the original Expiration Time on Sunday, November 11, 2018, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by Tuesday, November 13, 2018, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. Under tax rules, your Eligible Options would be “retested” to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding periods under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time and if you wish to reject this Exchange Offer and you wish to avoid the possible impact on your ISO status, you should do so by completing and submitting the Election Form on or prior to 11:59 p.m. U.S. Pacific Time on Tuesday, November 13, 2018.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option, or otherwise was not accepted for exchange.

Q25.    How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended). No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration time no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26.    How do I tender my Eligible Options for exchange?

If you are an Eligible Holder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form to the attention of Daniel Chevallard, Chief Financial Officer, by hand (during normal business hours on normal business days), or by email (by PDF or similar imaged document file) to TenderOffer@regulusrx.com (at any time prior to the Expiration Time).

You do not need to return your stock option grant notices and agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. Your grant documents relating to your New RSUs following the New RSU Grant Date will be made available to you via E*trade for your review and acceptance. If you do not have an E*trade account, we will send them to you directly.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). If your delivery is by hand, it must be delivered during normal business hours on business days. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person, department or email address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered option grants following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q27.    When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time prior to the Expiration Time at 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended), and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 5:00 p.m. U.S. Pacific Time on Sunday, November 11, 2018. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options (i) at any time until the extended expiration of the Exchange Offer or (ii) at any time after 11:59 p.m. U.S. Pacific Time on Tuesday, December 11, 2018, if we have not yet accepted the Eligible Options pursuant to the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as set forth in Question Q26 above.

If you miss this deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive prior to the Expiration Time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in the Exchange Offer as discussed in Question Q26 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q28.    How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29.    What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options exchange in the Exchange Offer, you do not need to do anything. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q30.    What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at Regulus’ expense) to TenderOffer@regulusrx.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer.

Risks Related to the Exchange Offer

The exchange ratio used in the Exchange Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Exchange Offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. If a different method or different assumptions are used, or if the exchange ratio is calculated as of a different date, the exchange ratio may vary from the exchange ratio in this Exchange Offer. The valuation method that we use for establishing the exchange ratio is designed to estimate a fair value of options as of the date the exchange ratio is calculated and is not a prediction of the future value that might be realized through Eligible Options or New RSUs. In addition, the exchange ratio is “capped” at one RSU for one share subject to the Eligible Options to which the New RSU replaces, if the fair value of the New RSUs that would be approximately equivalent to the fair value of the Eligible Options exchanged would result in you receiving more New RSUs than the number of shares underlying your Eligible Options exchanged.

You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we use for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Eligible Options, the New RSUs and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

Your cancelled Eligible Options may be worth more than the New RSUs that you receive in exchange for them.

Because the New RSUs you receive will likely cover fewer shares than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been economically more valuable than the New RSUs granted pursuant to the Offer.

Whether you will be in a better position if you surrender your Eligible Options for New RSUs instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of New RSUs that you would receive in exchange for your Eligible Options, the exercise price of your Eligible Options, the value of our common stock in the future, how long you remain employed by or continue providing services to Regulus or one of our subsidiaries, if you are an Employee, whether the performance conditions related to the New RSUs occur and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

If your service with Regulus terminates before your New RSUs vest, or, if you are an Employee and the performance conditions for your New RSU do not occur, you will not be able to receive value for your unvested New RSUs, but may have been able to receive value for the Eligible Options you exchanged for the New RSUs.

Because a new vesting schedule will apply to the New RSUs which is different than the vesting schedule for Eligible Options exchanged, if your service with Regulus terminates after receiving the New RSUs you may not be able to realize value from your New RSUs, but could have received value for the Eligible Options you exchanged. For example, if you exchange vested Eligible Options and our stock price increases to above the exercise per share of the Eligible Options you exchanged, you would have been able to exercise the Eligible Options, but if your service with Regulus terminates shortly after receiving the New RSUs then they will not be vested and you will receive no value from being granted the New RSUs. In addition, if you are an Employee you will not be able to realize value from your New RSUs if the performance conditions required for such New RSUs to vest do not occur.

You may incur additional taxes in connection with the New RSUs for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options (incentive stock options and nonstatutory stock options) and restricted stock units, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018, and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, filed with the SEC on May 10, 2018, and June 30, 2018, filed with the SEC on August 9, 2018, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

Section 1.    Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Regulus Therapeutics, Inc. (“we,” “us” or “Regulus”) is offering certain optionholders the opportunity to exchange certain options for new restricted stock units. As described in this Section 1 of this Offering Memorandum (“Offer to Exchange Eligible Options for New RSUs”) (this “Offering Memorandum”), Eligible Options that are tendered prior to the Expiration Time (each defined below) and accepted by us will be exchanged for New RSUs in exchange for an Eligible Holder’s agreement to accept the terms of the New RSUs.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer” or the “Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of award holders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who were granted an Eligible Option and who, as of the date the Exchange Offer commences and as of the first business day following the Expiration Time, are current employees of Regulus (each, an “Employee”) or are non-employee members (each, a “Non-Employee Director”) of the Board of Directors of Regulus (the “Board”), and have not been notified by us that their employment or service relationship with us is being terminated may participate in the Offer (the “Eligible Holders”). To be an Eligible Holder you must continue to be employed by or in service with us, and have not submitted a notice of resignation or received a notice of termination, between the date the Exchange Offer commences and the first business day following the Expiration Time.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to the first business day following the Expiration Time, including retirement, disability or death. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on such date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Your employment or service with us will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time.

Our board of directors has determined that David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D., William H. Rastetter, Ph.D., Hugh Rosen, M.D., Ph.D., Kathryn Collier and Pascale Witz are independent directors, as defined by Rule 5605(a)(2) of the Nasdaq listing rules. Each of our independent directors who holds Eligible Options is eligible to participate in the Offer.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	was granted under our 2009 Equity Incentive Plan, 2012 Equity Incentive Plan or 2015 Inducement Plan (each, an “Equity Plan”); and

•

has an exercise price equal to or greater than $4.56. However, a stock option will not be an Eligible Option (and any election to exchange such stock option will be disregarded) if the exercise price per share of the stock option is equal to or less than the closing price of our common stock on the last business day prior to the Expiration Time. For example, if the last closing price of our common stock on the last business day prior to the Expiration Time is $5.00, options with exercise prices equal to or less than $5.00 would not be Eligible Options.

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise or purchase price. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of New RSUs you receive will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The applicable exchange ratios are further discussed below.

•	Each New RSU will be granted under our 2012 Plan.

•

The vesting schedule of each New RSU will be different for Employee and Non-Employee Directors. In any case, you must remain in the service of Regulus continuously from the grant date through each vesting date to vest in the New RSU on that date. In the event that your service with Regulus terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

•	If you are an Employee, the vesting schedule of each New RSU will be as follows:

○

The New RSU will vest based on our achievement of key Company performance goals and your continued service to the Company. Specifically, each New RSU will only be eligible to vest if the Board or compensation committee of the Board (the “Committee”) certifies, in its sole discretion, that any one of the following three performance goals is attained within two (2) years following the grant date of the New RSU:

1.

the completion of a strategic transaction or financing that the Board, in its sole discretion, determines is reasonably expected to provide adequate cash runway for achievement of the Company’s strategic objectives;

2.

the Company advances its pipeline by either entering into an agency agreement to resume Phase I clinical trials for its RGLS4326 product candidate for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) or patient enrollment of a Phase II clinical trial for RG-012 for the treatment of Alport syndrome resumes; or

3.

the Company submits an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (“FDA”) for a new program (e.g., a program targeting the hepatitis B virus (“HBV”) or hepatitis C virus “HCV”)) and the IND becomes effective.

○

Upon the Board or Committee certifying the achievement of any of the three performance goals, the New RSU will vest as follows, subject to you remaining continuously in the service of Regulus from the grant date through the applicable vesting date:

◾	50% of the New RSU will vest on the date the Board or Committee certifies that the performance goal has been attained (the “Certification Date”);

◾	the remaining 50% of the New RSU will vest in equal three-month installments over the 24-month period following the Certification Date.

•

If you are a Non-Employee Director, the New RSU will vest in equal three-month installments over the twelve-month period following the grant date of your New RSU, provided you remain in the service of Regulus continuously from the grant date through each vesting date.

Exchange Ratios applicable to all New RSUs

The exchange ratios in the Option Exchange represent the number of New RSUs you will receive in exchange for each Eligible Option that you surrender. The exchange ratios will vary based on the fair value of the Eligible Options that you elect to exchange and our closing stock price, measured on the last business day prior to the Expiration Time. The exchange ratios will be calculated to approximate a “value-for-value” exchange, meaning that they will be determined in a manner intended to result in the grant of a New RSU with a fair value that is approximately the same as the fair value of the Eligible Options the New RSU replaces, calculated as of the last business day prior to the Expiration Time. However, if the “value for value” exchange would result in you receiving more than one New RSU for each share underlying the Eligible Option you exchange for such New RSU, you will only receive one New RSU for each share underlying such Eligible Option you exchange for the New RSU. Such a fair value exchange is intended to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New RSUs. Fractions New RSUs will not be granted and cash will not be paid for any fractional shares. New RSUs calculated according to the exchange ratios that result in fractional shares will be rounded to the nearest whole share of our common stock.

The exchange ratio for each Eligible Option cannot be calculated as of the date of this Offer because the ratios will be based in part on the future value of our common stock during and at the end of the Exchange Offer. The exchange ratio for each Eligible Option will be determined using the Black-Scholes option pricing model and will be based on, among other things, the fair market value of a share of our common stock, the volatility of our common stock, U.S. treasury rates, the exercise prices of the Eligible Options, the remaining terms of the Eligible Options and the term of the New RSUs. For purposes of determining the fair value of Eligible Options, the fair market value of a share of our common stock will be determined based on the 20-Day VWAP. The “20-Day VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the period of 20 consecutive trading days beginning on October 15, 2018 and ending on the last business day prior to the Expiration Time. The “Daily VWAP” means, for any trading day, the per share volume-weighted average price of our common stock on Nasdaq, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RGLS <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of Nasdaq on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.

For purposes of determining the fair value of the New RSUs, the fair market value of a share of our common stock will be determined based on the closing trading price of a share of our common stock on the Nasdaq on the last business day prior to the Expiration Time (the “Closing Price”). However, in no event will you be eligible to receive a greater number of New RSUs than the number of shares underlying your Eligible Options (i.e., in no event will the exchange ratio be greater than 100%).

Because the methodology used to calculate the final exchange ratio will include the future volume-weighted trading prices of our common stock, the Black-Scholes value of the Eligible Options and New RSUs, as well as the exact exchange ratios, will not be known until shortly after 1:00 p.m., U.S. Pacific Time, on the last business day prior to the Expiration Time, which is currently expected to be Friday, November 9, 2018. After 1:00 p.m. (and no later than 5:00 pm),

U.S. Pacific Time, on such date, we will distribute by e-mail to all Eligible Holders the exact exchange ratios to be used in the Exchange Offer with respect to each of their Eligible Options. The exchange ratios separately apply to each Eligible Option based primarily upon its original exercise price, its remaining estimated life, and corresponding estimate for volatility. This means that if you hold various Eligible Options with different exercise prices, they may each be subject to different exchange ratios.

For illustrative purposes only, below is a table setting forth hypothetical exchange ratios that would be used in the Exchange Offer assuming various 20-Day VWAPs and Closing Prices.

For example, if you hold an Eligible Option to purchase 1,000 shares at an exercise price of $8.76 per share, and the 20-Day VWAP is $3.00 and the Closing Price is $3.00, the exchange ratio would be 59.34%, which means you would receive .5934 New RSUs for every one share underlying an Eligible Option; accordingly, your 1,000 Eligible Options would be exchanged for 593 New RSUs (i.e., 1,000 x 59.34%).

Hypothetical Exchange Ratios for Eligible Options

	$1.00 20-Day VWAP			$3.00 20-Day VWAP			$5.00 20-Day VWAP
Eligible Option Exercise Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price	Exchange Ratio - $1.00 Closing Price	Exchange Ratio - $3.00 Closing Price	Exchange Ratio - $5.00 Closing Price
$4.56	6.09%	2.03%	1.22%	81.37%	27.12%	16.27%	100.00%	70.21%	42.13%
$7.67	43.57%	14.52%	8.71%	100.00%	61.43%	36.86%	100.00%	100.00%	69.00%
$7.92	43.05%	14.35%	8.61%	100.00%	60.93%	36.56%	100.00%	100.00%	68.54%
$8.46	41.98%	13.99%	8.40%	100.00%	59.89%	35.93%	100.00%	100.00%	67.59%
$8.52	41.87%	13.96%	8.37%	100.00%	59.78%	35.87%	100.00%	100.00%	67.49%
$8.66	41.60%	13.87%	8.32%	100.00%	59.51%	35.71%	100.00%	100.00%	67.25%
$8.76	41.42%	13.81%	8.28%	100.00%	59.34%	35.60%	100.00%	100.00%	67.08%
$10.56	38.43%	12.81%	7.69%	100.00%	56.35%	33.81%	100.00%	100.00%	64.30%
$10.68	38.25%	12.75%	7.65%	100.00%	56.17%	33.70%	100.00%	100.00%	64.13%
$12.24	36.11%	12.04%	7.22%	100.00%	53.96%	32.37%	100.00%	100.00%	62.04%
$12.60	35.66%	11.89%	7.13%	100.00%	53.49%	32.09%	100.00%	100.00%	61.59%
$14.04	34.00%	11.33%	6.80%	100.00%	51.72%	31.03%	100.00%	99.83%	59.90%
$14.40	33.61%	11.20%	6.72%	100.00%	51.30%	30.78%	100.00%	99.16%	59.50%
$14.88	33.12%	11.04%	6.62%	100.00%	50.76%	30.46%	100.00%	98.30%	58.98%
$16.56	31.52%	10.51%	6.30%	100.00%	49.01%	29.40%	100.00%	95.45%	57.27%
$17.40	30.79%	10.26%	6.16%	100.00%	48.20%	28.92%	100.00%	94.13%	56.48%
$19.80	28.92%	9.64%	5.78%	100.00%	46.08%	27.65%	100.00%	90.64%	54.39%
$20.40	28.49%	9.50%	5.70%	100.00%	45.59%	27.35%	100.00%	89.84%	53.90%
$20.88	28.16%	9.39%	5.63%	100.00%	45.21%	27.12%	100.00%	89.20%	53.52%
$27.60	8.73%	2.91%	1.75%	65.08%	21.69%	13.02%	100.00%	50.25%	30.15%
$31.92	14.83%	4.94%	2.97%	88.59%	29.53%	17.72%	100.00%	63.26%	37.95%
$39.60	19.88%	6.63%	3.98%	100.00%	34.98%	20.99%	100.00%	71.75%	43.05%
$42.24	19.13%	6.38%	3.83%	100.00%	33.99%	20.40%	100.00%	70.01%	42.00%

$53.28	10.01%	3.34%	2.00%	65.96%	21.99%	13.19%	100.00%	49.12%	29.47%
$56.76	12.52%	4.17%	2.50%	75.87%	25.29%	15.17%	100.00%	54.78%	32.87%
$57.36	9.42%	3.14%	1.88%	62.99%	21.00%	12.60%	100.00%	47.20%	28.32%
$57.72	9.37%	3.12%	1.87%	62.74%	20.91%	12.55%	100.00%	47.04%	28.22%
$66.36	14.38%	4.79%	2.88%	82.17%	27.39%	16.43%	100.00%	58.10%	34.86%
$69.24	13.98%	4.66%	2.80%	80.40%	26.80%	16.08%	100.00%	57.01%	34.21%
$73.56	10.31%	3.44%	2.06%	65.40%	21.80%	13.08%	100.00%	48.16%	28.90%
$74.40	13.31%	4.44%	2.66%	77.46%	25.82%	15.49%	100.00%	55.19%	33.12%
$74.64	13.29%	4.43%	2.66%	77.33%	25.78%	15.47%	100.00%	55.11%	33.07%
$78.60	12.82%	4.27%	2.56%	75.25%	25.08%	15.05%	100.00%	53.82%	32.29%
$78.84	12.80%	4.27%	2.56%	75.13%	25.04%	15.03%	100.00%	53.74%	32.25%
$92.04	8.64%	2.88%	1.73%	57.04%	19.01%	11.41%	100.00%	42.74%	25.65%
$93.24	11.37%	3.79%	2.27%	68.58%	22.86%	13.72%	100.00%	49.63%	29.78%
$102.84	10.59%	3.53%	2.12%	64.90%	21.63%	12.98%	100.00%	47.30%	28.38%
$105.36	10.41%	3.47%	2.08%	64.01%	21.34%	12.80%	100.00%	46.73%	28.04%
$111.84	7.35%	2.45%	1.47%	50.32%	16.77%	10.06%	100.00%	38.29%	22.98%
$114.12	7.23%	2.41%	1.45%	49.66%	16.55%	9.93%	100.00%	37.85%	22.71%
$118.08	9.56%	3.19%	1.91%	59.92%	19.97%	11.98%	100.00%	44.09%	26.45%
$120.24	9.43%	3.14%	1.89%	59.28%	19.76%	11.86%	100.00%	43.68%	26.21%
$121.20	6.87%	2.29%	1.37%	47.70%	15.90%	9.54%	100.00%	36.54%	21.92%
$128.40	8.97%	2.99%	1.79%	57.01%	19.00%	11.40%	100.00%	42.20%	25.32%
$213.12	5.97%	1.99%	1.19%	41.27%	13.76%	8.25%	95.12%	31.71%	19.02%

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer, such time and date referred to as the “Expiration Time”. See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options prior to the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Section 2.    Purpose of the Exchange Offer; Additional Considerations.

Equity Awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways: by aligning our with the interests of our employees and other service providers, including our Non-Employee Directors, with those of our stockholders; by motivating performance toward our long term success; and by encouraging our executives, employees and service providers who have received equity award grants to continue their employment or service with us.

During the past several fiscal years, our stock price has declined. As of the date of this Exchange Offer, 100% of our outstanding stock options are “underwater,” meaning the exercise price of each of those options is greater than our current stock price , with exercise prices ranging from $4.56 to over $200 per share; a significant portion of these options have been “underwater” for more than two years. Specifically, all stock options granted between February 2012 and October 2016 have been “underwater” in their entirety for more than two years. This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of our outstanding equity awards to retain and motivate employees, directors, consultants and advisors and recreate a personal stake in the long term financial success of Regulus, and thereby align their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), our employees and service providers will be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical goal that Regulus be able to retain and motivate key employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees and other service providers.

Further, the New RSUs that Employees will receive in the Exchange Offer can be earned only if performance goals key to our Company’s future success are achieved (in addition to continued service), thereby further incentivizing our Employees to achieve these goals to drive increases in our long-term value for stockholders.

Shares of our common stock underlying Eligible Options granted under our 2009 Equity Incentive Plan or the 2012 Plan that are properly exchanged in the Exchange Offer will return to our 2012 Plan and become available for issuance under new stock award grants under our 2012 Plan, including the New RSUs. Shares of our common stock underlying Eligible Options granted under our 2015 Inducement Plan that are properly exchanged in the Exchange Offer will not become available for grant under the 2012 Plan or otherwise.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any material change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT EXPRESS ANY OPINION OR MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3.    Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended), by one of the two following means:

By Hand (during regular business hours on regular business days):

To: Daniel Chevallard, Chief Financial Officer

By Email (By PDF or similar imaged document file) (at any time prior to the Expiration Time):

To Daniel Chevallard at TenderOffer@regulusrx.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Option exactly as the Eligible Holder’s name appears on the stock option grant notice and agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option grant notice or award agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New RSUs if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018 (or such later date as may apply if the Exchange Offer is extended).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer you must remain an Eligible Holder and must not have given a notice of resignation or received a notice of termination prior to the first business day after the Expiration Time.

If you elect to tender an Eligible Option for exchange, you must tender the entire Eligible Option. If you have received multiple option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e. unexercised) portion of that Eligible Option. If you tender one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Regulus nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Regulus and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn at the Effective Time, and we expect to cancel the Eligible Options accepted in exchange for the grant of the New RSUs on the first business day following the Expiration Time (such date, the “New RSU Grant Date”) with the New RSU Terms. If the Expiration Time is extended, then the New RSU Grant Date would be similarly extended.

Section 4.    Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 11:59 p.m. U.S. Pacific Time on Tuesday, December 11, 2018. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018, unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder of Regulus, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person and in the manner indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who tendered the Eligible Options to be withdrawn exactly as such Eligible Holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the U.S. Securities and Exchange Commission (“SEC”) a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders that validly elect to participate in the Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.    Acceptance of Eligible Options for Exchange; Grant of New RSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, which is currently scheduled to expire at 5:00 p.m., U.S. Pacific Time, on Sunday, November 11, 2018, unless extended (or if we have not accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 11:59 p.m. Pacific Time on Tuesday, December 11, 2018). We expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New RSUs on the New RSU Grant Date with the New RSU Terms. If the Exchange Offer is extended, then the New RSU Grant Date will be similarly extended.

Promptly after we grant the New RSUs, we will send each tendering Eligible Holder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange. In addition, your grant documents relating to your New RSUs following the New RSU Grant Date will be made available to you via E*trade for your review and acceptance. If you do not have an E*trade account, we will send these documents to you directly. We have filed with the SEC a form of this letter and the New RSU grant documents as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the first business day following the Expiration Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6.    Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)    there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)    there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)    make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

(ii)    delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

(iii)    impair the contemplated benefits of the Exchange Offer to us;

(c)    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)    the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(f)    a tender or Exchange Offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)    any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(ii)    any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii)    any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;

(g)    any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 10 of this Offering Memorandum);

(h)    a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)    an increase or decrease of greater than 33% of the market price of our common stock from the price of $1.95 (the closing price per share of our common stock on October 12, 2018, the date that our board of directors approved the Exchange Offer) or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(j)    any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(k)    changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

(l)    any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.    Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock has been traded on Nasdaq under the symbol “RGLS.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2018	High	Low
First quarter	$17.28	$7.56
Second quarter	$9.48	$7.32
Third quarter	$9.00	$2.04

Year Ended December 31, 2017	High	Low
First quarter	$31.20	$11.28
Second quarter	$23.40	$10.32
Third quarter	$17.28	$9.48
Fourth quarter	$18.24	$10.20

Year Ended December 31, 2016	High	Low
First quarter	$106.56	$61.68
Second quarter	$106.80	$29.28
Third quarter	$51.00	$34.56
Fourth quarter	$43.80	$25.56

As of October 12, 2018, we had four stockholders of record and 8,745,053 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On Friday, October 12, 2018, the closing price for our common stock as reported on Nasdaq was $1.95 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8.    Information Concerning Us; Financial Information.

Information Concerning Us.

We are a clinical-stage biopharmaceutical company focused on discovering and developing first-in-class drugs targeting microRNAs to treat diseases with significant unmet medical need. We were formed in 2007 when Alnylam Pharmaceuticals, Inc. and Ionis Pharmaceuticals, Inc. contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs pursuant to a license and collaboration agreement.

We were originally formed as a limited liability company under the name Regulus Therapeutics LLC in the State of Delaware in September 2007. In January 2009, we converted Regulus Therapeutics LLC to a Delaware corporation and changed our name to Regulus Therapeutics Inc.

Our principal offices are located at 10614 Science Center Drive, San Diego, California 92121, USA and our telephone number is (858) 202-6300. Our website address is www.regulusrx.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

This Offering Memorandum should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed with the SEC on May 10, 2018, and June 30, 2018, filed with the SEC on August 9, 2018, which are incorporated herein by reference.

Additional Information.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018, and our Quarterly Reports for the quarters ended March 31, 2018, filed with the SEC on May 10, 2018, and June 30, 2018, filed with the SEC on August 9, 2018, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of October 12, 2018, our executive officers and Non-Employee Directors as a group held outstanding option grants to purchase an aggregate of 681,007 shares of our common stock with a weighted average exercise price of $26.53. Eligible Options held by all Eligible Holders to purchase an aggregate of 915,009 shares of our common stock with a weighted average exercise price of $27.55 per share will be outstanding immediately prior to the scheduled expiration of the Exchange Offer.

The following table shows the number of shares subject to options of Regulus held by our executive officers and Non-Employee Directors as of October 12, 2018, and the number of shares they hold subject to Eligible Options as of October 12, 2018.

Executive Officers	Number of Shares Underlying All Options	Percentage of Shares Underlying All Options	Maximum Number of Shares Underlying Eligible Options	Percentage of Shares Underlying Eligible Options
Joseph P. Hagan President, Chief Executive Officer and Director	278,714	24.6%	278,714	30.5%
Timothy Wright, M.D. Chief Research & Development Officer	181,862	16.0%	181,862	19.9%
Daniel R. Chevallard Chief Financial Officer	83,972	7.4%	83,972	9.2%

Non-Employee Directors
David Baltimore, Ph.D. Director	40,339	3.6%	40,339	4.4%
Stelios Papadopoulos, Ph.D. Director	20,910	1.8%	20,910	2.3%
William H. Rastetter, Ph.D. Director	23,258	2.1%	23,258	2.5%
Hugh Rosen, M.D., Ph.D. Director	19,245	1.7%	19,245	2.1%
Kathryn Collier Director	16,874	1.5%	16,874	1.8%
Pascale Witz Director	15,833	1.4%	15,833	1.7%
Total

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 20, 2018, our Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 8, 2018, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed with the SEC on May 10, 2018, and June 30, 2018, filed with the SEC on August 9, 2018, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any other Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days.

Section 10.    Accounting Consequences of the Exchange Offer.

We have adopted the provisions of Financial Accounting Standard Board ASC Topic 718, (“ASC 718”) regarding accounting for share-based payments. Under ASC 718, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New RSUs over the fair value of the original Eligible Options prior to exchange. The fair value of the New RSUs will be measured as of the New RSU Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost, if any, will be recognized in compensation expense ratably over the vesting period of the New RSUs.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 162(m) of the Internal Revenue Code limits the extent to which a company can take an income tax deduction for ordinary income recognized as a result of compensation paid to certain of its top executive officers, to the extent such officer’s compensation exceeds $1 million per year. The exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million per year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The 2012 Plan contains certain limits on the shares of Company common stock that may be subject to awards granted under the 2012 Plan to any one recipient in any one calendar year, to the extent such awards are intended to be “qualified performance-based compensation” under Section 162(m) of the Code. The New RSUs are not intended to satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code nor are they intended to be “Performance Stock Awards” under the Plan, and therefore the New RSUs are not subject to the limits on such types of awards set forth in the 2012 Plan. As a result, Regulus will not be entitled to an income tax deduction for any compensation paid pursuant to the New RSUs to “covered employees” under Section 162(m) that is in excess of $1 million per year.

Section 11.    Legal Matters; Regulatory Approvals.

The Exchange Offer is required to comply with the SEC’s rules and regulations, including the requirements of Schedule TO. We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of New RSUs as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New RSUs with the New RSU Terms would be subject to obtaining any such governmental approval.

Section 12.    Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Based on U.S. federal income tax laws in effect on the date of this Offer, the Exchange Offer is expected to be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and Eligible Holders should recognize no income for U.S. federal income tax purposes upon the surrender of Eligible Options and grant of New RSUs.

Tax Effects of Rejecting the Offer

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as incentive stock options, or ISOs, (2) the Exchange Offer remains outstanding for more than 29 calendar days – that is, if we extend the Exchange Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by Tuesday, November 13, 2018, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding periods under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Exchange Offer and you wish to avoid the possible impact on ISO status, you should do so on or prior to 11:59 p.m. U.S. Pacific Time on Tuesday, November 13, 2018.

Tax Effects of Accepting the Offer

Neither the acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New RSUs for U.S. federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to U.S. federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for U.S. federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO. Subject to the $1 million annual deduction limitations of Section 162(m) of the Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the optionholder.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Restricted Stock Units

Generally, an individual will not recognize any income, gain or loss on the granting of an RSU. Upon the vesting of an RSU and the issuance of the vested RSU shares, an individual will recognize ordinary income on each issued share equal to the fair market value of the shares on the date of issuance. As described above under Section 10 (“Accounting Consequences of the Exchange Offer”), the New RSUs are not intended to satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code and as a result, the Company will not be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the holder of the New RSU upon share issuance who is a “covered employee” under Section 162(m) that is in excess of the $1 million per year deduction limitation.

If and when an individual sells the stock issued upon the vesting of an RSU, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of issuance, will be treated as a capital gain or loss. If the individual has held those shares for more than one year from the date of issuance, such gain or loss will be a long-term capital gain or loss. If the individual has held those shares for not more than one year from the date of issuance, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an award holder who has been employed by us and with respect to the issuance of vested RSU shares to an award holder who has been employed by us. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 13.    Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. U.S. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14.    Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15.    Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 9, 2018;

•	our Definitive Proxy Statement for our 2018 Annual Meeting of Stockholders, filed with the SEC on April 20, 2018;

•	our Current Report on Form 8-K filed with the SEC on March 22, 2018;

•	our Current Report on Form 8-K filed with the SEC on April 17, 2018;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2018;

•	our Current Report on Form 8-K filed with the SEC on June 5, 2018;

•	our Current Report on Form 8-K filed with the SEC on July 6, 2018;

•	our Current Report on Form 8-K filed with the SEC August 9, 2018;

•	our Current Report on Form 8-K filed with the SEC on October 2, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 27, 2012, including any amendments or reports filed for the purposes of updating this description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to TenderOffer@regulusrx.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16.    Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed with the SEC on May 10, 2018, and June 30, 2018, filed with the SEC on August 9, 2018, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

REGULUS THERAPEUTICS INC.

October 15, 2018